Exhibit 99.1

Speedus Announces Third Quarter 2008 Results and Highlights

November 14, 2008 – Freehold, New Jersey

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $5.6 million, or $1.39 per share on a fully diluted basis, for the nine months ended September 30, 2008 compared to a net loss of $3.0 million, or $0.75 per share on a fully diluted basis, for the nine months ended September 30, 2007. The loss before depreciation and amortization was $5.2 million for the nine months ended September 30, 2008 compared to a loss before depreciation and amortization of $2.9 million for the nine months ended September 30, 2007.

For the quarter ended September 30, 2008, the Company reported a net loss of $2.3 million, or $0.57 per share on a fully diluted basis, compared to a net loss of $1.2 million, or $0.30 per share on a fully diluted basis, for the quarter ended September 30, 2007. The loss before depreciation and amortization was $2.2 million for the quarter ended September 30, 2008 compared to a loss before depreciation and amortization of $1.2 million for the quarter ended September 30, 2007.

For the nine months ended September 30, 2008, total operating expenses, before depreciation and amortization, amounted to $5.7 million compared to $4.3 million for the nine months ended September 30, 2007. For the quarter ended September 30, 2008, total operating expenses, before depreciation and amortization, amounted to $2.2 million compared to $1.5 million for the quarter ended September 30, 2007.

The results for the nine months and quarter ended September 30, 2008 were primarily impacted by increases in operating expenses, before depreciation and amortization, in the amount of $1.4 million and $0.8 million, respectively, as a result of the acquisition of Density Dynamics in March 2008 and decreases in investment income in the amounts of $0.9 million and $0.3 million, respectively.

In March 2008, the Company acquired a majority interest in the newly formed Density Dynamics, a pioneer of Green solid RAM storage devices. The SRD product line responds to the high performance requirements of transaction oriented data centers and the energy use problems identified by IBM Project Big Green (http://www-03.ibm.com/press/us/en/pressrelease/24395.wss) The SRD product line also addresses the performance, cost and footprint issues facing IT globally. In October 2008, DDC released its new SRD product line from R&D to its first production run. The Green SRD products, built and designed in the USA, are currently being evaluated by several large corporations worldwide. DDC can be found on the web at www.densitydynamics.com.

In October 2008, Zargis Medical was awarded six additional contracts from the U.S. Army totaling $270,000. Included in these awards is $170,000 of orders for nine upgraded versions of the telemedicine pilot-systems which Zargis delivered to the Army earlier this year. Based on the Army’s successful evaluation of the initial prototypes in a large military hospital, they have decided to expand the scope of the project and purchase these additional units. The upgraded systems provide improved data collection quality and are designed to record, synchronize and analyze heart sounds, lung sounds, ECG signals and, in some cases, blood oxygen saturation levels from patients being cared for by remote military treatment facilities located throughout the Pacific Rim. The systems will be fully integrated with an existing Army telehealth platform. Zargis can be found on the web at www.zargis.com.

About Speedus Corp.

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2007 audited consolidated financial statements and notes thereto on Form 10-K and quarterly reports on Form 10-Q. Operating results for the three and nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Revenues	$118,445	$191,473	$495,892	$577,928

Expenses:
Selling, general and administrative	1,592,418	885,302	3,885,848	2,806,000
Research and development	543,792	524,296	1,644,222	1,258,557
Depreciation and amortization	30,540	51,340	354,219	156,433
Cost of sales	54,605	89,912	136,261	231,614
Total operating expenses	2,221,355	1,550,850	6,020,550	4,452,604
Operating loss	(2,102,910)	(1,359,377)	(5,524,658)	(3,874,676)
Investment income/(loss)	(149,547)	152,674	1,128	862,839
Interest expense	(14,132)	—	(32,632)	—
Net loss	$(2,266,589)	$(1,206,703)	$(5,556,162)	$(3,011,837)

Per share:

Loss per common share - basic and diluted	$(0.57)	$(0.30)	$(1.39)	$(0.75)
Weighted average common shares
outstanding - basic and diluted	3,982,353	3,991,910	3,987,682	3,992,090

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$7,141,134	$8,845,358
United States Treasury bills	—	2,996,700
Due from broker	880,000	—
Marketable securities	12,186	92,190
Accounts receivable and other	94,704	79,623
Assets held for sale	—	342,000
Total current assets	8,128,024	12,355,871
Property and equipment, net of accumulated
depreciation of $129,464 and $112,353	68,872	50,569
Other investments	800,000	800,000
Other intangible assets, net of accumulated
amortization of $41,460 in 2008	538,940	—
Other assets	71,504	83,127
Total assets	$9,607,340	$13,289,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$154,701	$46,413
Accrued liabilities	1,151,504	1,390,803
Securities sold and not yet purchased	1,020,000	—
Current portion of redeemable preferred stock	371,016	—
Total current liabilities	2,697,221	1,437,216
Redeemable preferred stock ($.0001 par value;
100,000 shares authorized; 70,940 shares issued
and outstanding), net of current portion	371,016	—
Total liabilities	3,068,237	1,437,216

Commitments and Contingencies

Stockholders’ equity:
Preferred stock ($.01 par value; 20,000,000 shares authorized):
Series A Junior Participating ($.01 par value;
4,000 shares authorized; no shares issued)	—	—
Common stock ($.01 par value; 50,000,000
shares authorized; 5,438,006 shares issued)	54,380	54,380
Additional paid-in-capital	92,057,717	91,797,457
Treasury stock (at cost; 1,462,001 and 1,445,634 shares)	(6,102,424)	(6,085,078)
Accumulated deficit	(79,470,570)	(73,914,408)
Stockholders’ equity	6,539,103	11,852,351
Total liabilities and stockholders’ equity	$9,607,340	$13,289,567